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EXHIBIT 6.48

                                   Total Film Group, Inc.
                                         Term Sheet


Instrument and Amount              Up to $1 million senior convertible
                                   promissory notes

Use of Proceeds                    Working capital

Interest Rate                      12% simple interest payable quarterly

Redeemable                         Within nine months of issuance May be repaid
                                   anytime without penalty Mandatory repayment out of proceeds of financing greater than $3 million

Convertible                        Initially into common shares at $3.00 per
                                   share. Anti-dilution clause will exist

Equity Kicker                      30,000 unregistered common shares in
                                   MeetChina.com

Registration Rights                One demand registration and unlimited
                                   piggyback rights

Default If not redeemed in full within nine months following issuance:
                                          1. convertible into common at $1.50
                                          per share for first ninety day default
                                          period and than exercise price further
                                          reduced to $1.00 per share

Reporting  Requirements            The following conditions will be incorporated
                                   in the stock purchase agreement:
                                          1. copies of all SEC filings as filed
                                          2. Visitation rights for Bruce Cowen
                                          at all Board of Directors and its
                                          committee meetings
                                          3. Monthly financial statements within
                                          thirty days of month end

Documentation                      Company will provide fully executed loan
                                   agreements, common shares and registration rights agreement by September 15, 2000

Fee 7% cash fee to be paid at closing on gross amount of proceeds received payable to Capital Research Ltd., plus 100,000 five year warrants priced at $3.50 per share


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On behalf of Total Film Group, Inc.

         /s/ Gerald Green on this date August 14, 2000


On behalf of Lenders:              Amount of participation $500,000

         /s/ Michael Lauer on this date August 14, 2000
         -----------------
         Lancer Partners, LP

                                   Amount of participation $250,000

         /s/ Michael Lauer on this date August 14, 2000
         -----------------
         The Viator Fund, Ltd.

                                   Amount of participation $250,000

         /s/ Michael Lauer on this date August 14, 2000
         -----------------
         Michael Lauer